Exhibit 10.1

SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the 11th day of March, 2019 (the “Effective Date”) by and between ATRION CORPORATION, a Delaware corporation (the “Company”) and DAVID A. BATTAT (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive are parties to an Amended and Restated Change in Control Agreement dated as of the 3rd day of September, 2014 (the “Current Agreement”) providing for certain benefits to the Executive in the event the Executive’s employment with the Company is terminated in connection with a change in control of the Company; and

WHEREAS, the Company and the Executive desire to amend and restate the Current Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable considerations, the parties hereto agree as follows:

1.
Term of Agreement.

(a)
The term of this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date, provided, however, that commencing on the day after the Effective Date and continuing on each day thereafter (each such day being hereinafter referred to as a “Renewal Date”), the term of this Agreement shall be automatically extended so as to terminate on the second anniversary of such Renewal Date unless the Company shall give written notice to the Executive that the term of this Agreement shall not be so extended as of a specified Renewal Date, in which event this Agreement shall automatically terminate on the second anniversary of such specified Renewal Date.

(b)
Notwithstanding subsection (a) hereof, this Agreement shall continue in effect (i) until the date two years beyond the initial or any extended date of termination in the event of a Change in Control (as defined in Exhibit A hereto) prior to such date of termination, and (ii) thereafter until the date that all obligations of the Company hereunder have been paid in full.

2. Termination of Employment.

(a)
As set forth in detail in this Section 2, if the Executive’s employment by the Company is terminated in contemplation of or within two years following a Change in Control, the Executive shall be entitled to the compensation provided in Section 3 of this Agreement unless such termination is as a result of (i) the Executive’s death, (ii) the Executive’s Disability (as defined below), (iii) termination of the Executive for Just Cause (as defined below), or (iv) termination of employment by the Executive other than for Good Reason (as defined below).

(b)
The Executive shall be considered to be subject to a "Disability" if, as a result of physical or mental sickness or incapacity or accident, the Executive is unable to perform the normal duties of his employment with the Company for a period of ninety (90) days in any one hundred twenty (120) day period. If there is any disagreement between the Company and the Executive as to whether the Executive was unable to perform the normal duties of his employment due to Disability, the same shall be determined after examination of the Executive by a physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by the Executive's spouse or, if the Executive is not married or if his spouse is unable or unwilling to make the selection, by any other adult member of the Executive's immediate family) and approved by the Company. The costs and expenses of such examination shall be borne by the Company. The determination of such physician shall be conclusive evidence as to whether the Executive was unable to perform the normal duties of his employment due to Disability. If the Executive does not permit such examination by such physician, then, for purposes hereof, the determination as to whether the Executive was unable to perform the normal duties of his employment due to Disability shall be made by the Board of Directors of the Company (the “Board”). Nothing herein shall have any effect upon the Executive's eligibility to receive any disability benefits from the Company pursuant to the terms and conditions of any disability plan or other arrangement which the Company may have in effect from time to time.

(c)
In the event the Executive’s employment with the Company is terminated by the Company, whether or not in contemplation of or within two years following a Change in Control, (i) for Just Cause, (ii) by the Executive for other than Good Reason (as defined below), or (iii) due to the Executive’s death of Disability, then the Executive shall not be entitled to the compensation provided in Section 3 below or other compensation or benefits hereunder. The term “Just Cause” shall mean (A) the Executive's continuing willful failure to perform his material duties and obligations as President and Chief Executive Officer of the Company (except by reason of his death or incapacity due to his Disability) after written notice thereof by the Company to the Executive, and the Executive's failure or refusal to perform such duties and obligations within thirty (30) days after the receipt of such notice by the Executive or (B) the conviction of, or the entering of a plea of nolo contendere by, the Executive with respect to a felony (other than as a result of a traffic violation or as a result of vicarious liability), provided that on or after a Change in Control, Just Cause shall be limited to only clause (B) above. For purposes of this Section 2(c), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The Company must assert a Just Cause termination event no later than ninety (90) days after discovery of such event.

(d)
In the event the Executive’s employment with the Company is terminated in contemplation of or within two years following a Change in Control (i) by the Company without Just Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to the compensation and other benefits provided in Section 3 below. The term “Good Reason” shall mean any one or more of the following: (A) without the Executive's express written consent, any diminution in the Executive's titles, authorities, responsibilities or the assignment of the Executive to any duties inconsistent with his position, duties, responsibilities and status with the Company as its President and Chief Executive Officer or the removal by the Board, or the failure or refusal of the Board to re-elect, the Executive as the President and Chief Executive Officer of the Company at any time during the term of this Agreement; (B) the Company's breach of any provision of this Agreement or any other breach by the Company of any provision of any agreement between the Company and the Executive and failure, within the ten (10) day period following its receipt of written notice from the Executive describing such breach in reasonable detail, to promptly commence in good faith to cure such breach (if curable); provided that such cure must be effected no later than thirty (30) days following such notice and provided further that such cure right shall not be available on more than one occasion in any twelve (12) month period; (C) failure of the Company to obtain the assumption in writing (a copy of which is delivered to the Executive) of the Company's obligations hereunder to the Executive by any successor to the Company prior to or at the time of a merger, acquisition, consolidation, disposition of substantially all of the assets of the Company or similar transaction. For purposes of clause (A) above, a "diminution in the Executive's titles, authorities or responsibilities" shall be deemed to have occurred if the Company is no longer required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

The Executive must assert a "Good Reason" termination event no later than ninety (90) days after the Executive discovers such event.

(e)
Any termination of the Executive’s employment by the Company as set forth in Section 2(c)(i) or 2(d)(i) or by the Executive as set forth in Section 2(c)(ii) or 2(d)(ii) shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall state the specific termination provision in this Agreement pursuant to which such termination allegedly falls and which sets forth in reasonable detail the facts and circumstances which form the basis for such termination.

3.
Termination Payment.

(a) In the event the Executive’s employment is terminated pursuant to Section 2(d), the Executive shall be entitled to receive the following payments from the Company, such payments to be made as soon as practicable following the termination date but in any event within ten (10) days after the date the Executive's employment terminates:

the Executive’s base salary and annual bonus for the calendar year in which the date of termination falls, in each case prorated for the number of days of the calendar year that elapsed prior to the date of termination, accrued vacation pay and unreimbursed business expenses,; and

two times the sum of (A) the Executive’s base salary for the twelve (12) months immediately preceding the month in which the Executive’s employment is terminated and (B) the sum of the (i) average of the annual bonuses paid, or that would have been paid had the Executive’s employment with the Company not been terminated, to the Executive under the Atrion Corporation Short-Term Incentive Compensation Plan for the three calendar years prior to the calendar year in which such termination occurs and (ii) average of the annual bonuses received by the Executive under any other bonus or incentive plan of the Company for the three calendar years prior to the calendar year in which such termination occurs.

(b) In addition to the payments provided for in Section 3(a), in the event the Executive’s employment is terminated as set forth in Section 2(d), (i) all stock options and/or equity granted to the Executive shall fully vest and become exercisable on the termination date; (ii) the Company shall pay one-hundred percent (100%) of the premiums for twelve (12) months of continuation coverage for health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the Executive and his eligible dependents; (iii) any amounts or benefits due to the Executive pursuant to the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) shall be paid to the Executive in accordance with the terms of the NQDC Plan; and (iv) the Company shall direct that payment be made to the Executive of amounts due to him pursuant to, and in accordance with the terms of, the Company’s Section 401(k) Savings Plan.

4. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law in light of the circumstances. The Company shall be entitled to rely on an opinion of tax counsel if any question as to the amount or requirement of any such withholding shall arise.

5. Notices. All notices provided for by this Agreement shall be in writing and shall be (a) personally delivered to the party thereunto entitled or (b) deposited in the United States mail, postage prepaid, addressed to the party to be notified at the address listed below (or at such other address as may have been designated by written notice), certified or registered mail, return receipt requested. The notice shall be deemed to be received (a) if by personal delivery, on the date of its actual receipt by the party entitled thereto or (b) if by mail, two (2) days following the date of deposit in the United States mail.

To the Company:	Atrion Corporation
One Allentown Parkway
Allen, Texas 75002
Attention: Chief Financial Officer

To Executive:	David A. Battat
To the most recent address
on file with the Company.

6. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company, Executive, and their respective heirs, personal representatives, successors and assigns; provided, however, that Executive may not assign any rights or obligations hereunder without the express written consent of Company. This Agreement shall also bind and inure to the benefit of any successor of the Company by merger or consolidation, or any assignee of all or substantially all of the Company's properties.

7. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

8. No Mitigation; No Set-Off.

(a) In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(b) Any amounts or benefits payable to the Executive under this Agreement are in addition to, and are not in lieu of, amounts payable to the Executive under any other salary continuation or cash severance arrangement of the Company or any other type of agreement entered into between the parties, and to the extent paid or provided under any other such arrangement or agreement shall not be offset from the amounts or benefits due hereunder, except to the extent expressly provided in such other arrangement or agreement.

9. Attorneys' Fees And Costs. In the event that it becomes necessary for the Executive to seek legal counsel with regard to a dispute, claim or issue under this Agreement or the Executive deems it necessary to initiate arbitration in order to enforce his rights hereunder, then the Company shall bear and, upon notification to the Company by the Executive, immediately advance to the Executive all expenses of such dispute, claim, issue or arbitration, including the reasonable fees and expenses of the counsel of the Executive incurred in connection with such dispute, claim, issue or arbitration, unless an arbitrator determines that the Executive's position was frivolous or otherwise taken in bad faith, in which case an arbitrator may determine that the Executive shall bear his own legal fees. Notwithstanding any existing or prior attorney-client relationship between the Company and the counsel selected by the Executive, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel.

10. Arbitration. All disputes and controversies arising under or in connection with this Agreement, shall be settled by arbitration conducted before one (1) arbitrator sitting in New York, New York, or such other location agreed to by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company unless the arbitrator determines that the Executive's position was frivolous or otherwise taken in bad faith, in which case the arbitrator may determine that the Executive shall bear his own legal fees.

11. Section Headings. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

12. Multiple Counterparts. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and both of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict-of-law rules.

14. Section 409A. The intent of the parties is that this Agreement will be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in the event that any provision of this Agreement, or any payment of compensation or benefits paid pursuant to this Agreement, is determined to be inconsistent with the requirements of Section 409A of the Code, the Company shall reform this Agreement to the extent necessary to comply therewith and to avoid the imposition of any penalties or taxes pursuant to Section 409A of the Code, provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to the Executive and the original purpose of this Agreement without violating Section 409A of the Code or creating any unintended or adverse consequences to the Executive. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder at the relevant time, then, solely to the extent required to comply with applicable provisions Section 409A of the Code with respect to any amounts or benefits not exempt under Section 409A of the Code, payments provided for herein on account of the termination of the Executive’s employment shall not commence until the date that is first day of the seventh month following the Executive’s “separation from service” as determined in accordance with Section 409A of the Code.

15. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and supersedes all prior agreements , including the Current Agreement, and understandings, oral or written, if any, between the parties hereto, with respect to the subject matter hereof. No modification or amendment of any of the terms, conditions, or provisions herein may be made otherwise than by written agreement signed by the parties hereto.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ATRION CORPORATION

By:	/s/ Emile A Battat
Name: Emile A Battat
Title: Chairman

/s/ David A. Battat
DAVID A. BATTAT

Exhibit A

(a)           For purposes of the Agreement, the term “Change in Control” shall mean the occurrence of any one of the following events:

(i)           any person (as the term “person” is used in Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or any of its subsidiaries) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the then-outstanding voting securities of the Company

(ii)           the Company is merged, consolidated or reorganized into or with another corporation or other person and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

(iii)           the stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells all or substantially all of its assets to any other corporation or other person and as a result of such sale less than 50% of the combined voting power of the then-outstanding voting securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale; or

(iv)           during any period of two consecutive years, individuals who, at the beginning of any such period, constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Company's stockholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.